April 30, 2011

Dear Fellow Huntington Shareholder:

First quarter results were consistent with our expectations and set the stage for continued earnings growth this year. Throughout last year, and continuing into this year, we are taking advantage of what we view as a moment in time to make significant investments in strategic initiatives that position us for increased profitability and sustainable growth. Those investments are starting to pay off, as customer growth was strong, and some of our business initiatives contributed meaningfully to loan and deposit growth.

New Format

You will notice that the format and content of this letter have changed. To try to communicate more clearly, we are simplifying the discussion. For those wanting a more robust and technical discussion of performance, please refer to our quarterly Earnings Press Release or the “Management Discussion and Analysis” section of the Form 10-Q we file each quarter with the SEC. These documents can be found on our web site, www.huntington.com, in the Investor Relations section, or you can call our Investor Relations department and request a copy (614-480-5676). Each letter will begin with an abbreviated income statement so you can more readily see what changed and drove earnings from the prior quarter. This will be followed by a summarized discussion. Please let me know if you find this new approach more helpful.

First Quarter Performance Overview

	2011	2010
	First	Fourth	Change

(in millions)	Quarter	Quarter	Amount	%

Net interest income	$404.3	$415.3	$(11.0)	(3)%
Provision for credit losses	49.4	87.0	(37.6)	(43)
Noninterest income	236.9	264.2	(27.3)	(10)
Noninterest expense	430.7	434.6	(3.9)	(1)

Income before income taxes	161.2	157.9	3.2	2
Provision for income taxes	34.7	35.0	(0.3)	(1)

Net income	126.4	122.9	3.5	3

Dividends on preferred shares	7.7	83.8	(76.1)	(91)

Net income applicable to common shares	$118.7	$39.1	$79.6	203	%

Net income per common share-diluted	$0.14	$0.05	$0.09	180	%

For the 2011 first quarter, we reported net income of $126.4 million, up 3% from the 2010 fourth quarter. Earnings in the current quarter were $0.14 per common share, which included a reduction of $0.01 per common share related to additions to litigation reserves. This compared with $0.05 per common share, in the prior quarter, which included a reduction of $0.07 per common share for the deemed dividend resulting from that quarter’s repurchase of TARP capital.

While net interest income declined $11.0 million, or 3%, $7.0 million of the decline reflected the seasonal impact of the first quarter having two less days than the fourth quarter. The remainder of the decline reflected lower earnings on available-for-sale and other securities as those balances declined, reflecting in part the sale of securities to partially fund the repurchase of our TARP capital late in the 2010 fourth quarter. There were a number of positives that give us confidence that net interest income will grow.

First, our net interest margin increased 5 basis points to 3.42%. This primarily reflected the positive impacts of increases in low cost deposits, improved deposit pricing, partially offset by the negative impacts of lower loan yields, and the issuance of subordinated debt late last year associated with our TARP repayment.

Second, we saw 3% annualized growth in loans. This included very strong 11% annualized growth in commercial and industrial loans. Our newer initiatives were contributors. These included asset based lending and equipment finance. But what we find most encouraging is that the largest contributor to this growth was an increase in our middle market commercial base. This is the heart of our commercial lending business, and this growth reflects well on the emerging positive trends for businesses within our local markets. We also saw strong growth in automobile loans, up 13% annualized. This reflected growth in our historical six-state Midwest franchise, as well as growth related to our more recent expansions into selected New England markets.

Third, average core deposits grew at a 3% annualized rate. Importantly, this included 8% annualized growth in noninterest bearing demand deposit accounts. These accounts represent our core banking relationship with our consumer and commercial customers. They are also our most profitable. This growth was supported by a 9% annualized growth in consumer checking account households. We believe this is the highest growth rate in decades and is certainly many times the household formation rate within our Midwest markets. We are taking market share. I believe this is a direct result of consumers reacting positively to our “Fair Play” banking philosophy and such programs as our 24-Hour Grace™ on overdraft fees introduced last September.

The provision for credit losses declined $37.6 million, or 43%. We had announced this expectation due to continued significant improvement in credit quality. During the first quarter, nonaccrual loans declined 18%, and net charge-offs fell 4%. It appears our credit quality metrics are returning to “normal” faster than our peers. We are now accruing the benefit from the hard work done over the last two years to address our credit challenges.

Noninterest income declined $27.3 million, or 10%. This decline was due to the $30.5 million decline in mortgage banking income. As we announced in January, a decline was expected as mortgage interest rates increased late last year, and the robust mortgage refinance activity we enjoyed last year decreased. The good news is that based on recent origination activity, we believe mortgage banking income will likely stabilize around this level, which is about where it was before last year’s refinance boom. Partially offsetting this decline was growth in a number of key fee income activities, including trust and brokerage.

Expense remained well controlled and declined $3.9 million, or 1%. This was despite $17.0 million in additions to litigation reserves associated with several unrelated cases. This was a disappointment. We saw declines in a number of expense categories such as professional services, OREO and foreclosure costs, deposit and other insurance expenses, and travel, even while we continued to make investments in strategic initiatives.

Lastly, and an important indicator of our expanding earnings power, we reported a 12.7% return on average tangible common shareholders’ equity. Our tangible book value per share increased 2 % in the quarter to $4.74 per share and was 11% higher than a year ago.

You have heard me comment before on how important it is to have a strong balance sheet. We have had one now for several quarters. I am pleased to report that first quarter results strengthened it even more.

Our allowance for credit losses is very strong and covers 185% of nonaccrual loans. This was up from 166% at the end of last year and remains the highest within our peer bank group.

Our capital also strengthened. All of our period end capital ratios improved, including a 25 basis point increase in our tangible common equity ratio to 7.81%. This improvement was despite a 9 basis point negative impact associated with the repurchase of our TARP-related warrants. Our Tier 1 common risk-based capital ratio increased 46 basis points to 9.75%.

In sum, we are encouraged by this past quarter’s performance and earnings trends. We believe this sets the stage for continued improvement throughout this year. It was a good beginning. But, we remain very focused and are working hard to do better. We believe adhering to our strategic plan will help chart the way.

Expectations

Borrower and consumer confidence and the sustainability of the slow economic recovery remain major factors impacting growth opportunities for the rest of 2011. Unfortunately, during the 2011 first quarter a number of issues have emerged, however, that could negatively impact the recovery. These include the continued instability in the Middle East with its ramifications on the cost of oil and the crisis in Japan that could negatively impact the production of consumer goods and services, most notably the electronics and auto sectors. For now, we continue to believe that the economy will remain relatively stable throughout the coming year, with the potential for improvement in the latter half.

Net interest income is expected to grow from the first quarter level throughout the rest of the year. We believe the momentum we are seeing in loan and deposit growth, coupled with a stable net interest margin, will contribute. Our commercial and industrial portfolio is expected to continue to show meaningful growth with much of this reflecting the positive impact from strategic initiatives to expand our commercial lending expertise into areas like specialty banking, asset based lending, and equipment financing, in addition to our long-standing continued support of small business lending. Growth in automobile loans is also expected to remain strong, aided by our expansion into new markets. Home equity and residential mortgages are likely to show only modest growth until there is more consumer confidence in the sustainability of the economic recovery.

We anticipate our core deposits will continue to grow, reflecting growth in consumer households and business relationships. Further, we expect the shift toward lower-cost noninterest bearing demand deposit accounts will continue.

From a fee income perspective, first quarter results reflected for the most part the negative run rate impacts from the decline in mortgage banking income and seasonal decrease in deposit service charges. Mortgage banking income will likely show only modest, if any, growth throughout the rest of this year. Service charge income should begin to show modest growth later in this year as the benefits from our “Fair Play” banking philosophy continue to gain momentum commensurate with consumer household growth and increased product penetration.

Electronic banking income in the second half of the year could be negatively impacted by as much as $45 million if the Federal Reserve’s currently proposed interchange fee structure is implemented July 21, 2011 as planned. You will recall, I commented at length about the negative impact from the Durbin Amendment in the Dodd-Frank Act in last quarter’s letter. There are some congressional movements to block or postpone its implementation. But, any outcome is uncertain at this time. We also expect to see continued growth in the earnings contribution from other key fee income activities including capital markets, treasury management services, and brokerage, reflecting the impact of our cross-sell and product penetration initiatives throughout the company, as well as the positive impact from strategic initiatives.

Expense levels are expected to remain relatively stable with declines resulting from continued low credit costs and improved expense efficiencies, offset by continued investments in strategic initiatives.

Nonaccrual loans are expected to continue to decline meaningfully throughout the year.

We are optimistic about our prospects for continued earnings growth for the rest of the year.

Common Stock Dividend Outlook

As I wrote last quarter, the board is working through the development of a comprehensive capital management strategy. This will define how much of our excess capital we should allocate to various capital management actions. Returning capital directly to shareholders through dividends and/or indirectly through share buybacks are key components. Holding some excess capital to make investments to expand the company, either through developing new businesses or acquisitions, is another component.

We know how important dividends are and how painful the dividend reductions have been to many of our shareholders. While I can make no assurances, our strong capital ratios and expectation for continued growth in earnings and capital position us to actively explore capital management opportunities, including raising the dividend to a sustainable level. Yet, any dividend decision we want to make still has to be reviewed and approved by regulators. We do not control their calendars, nor can we speak on their behalf.

Annual Shareholders’ Meeting Report

On April 21, we held our Annual Shareholders’ Meeting. The shareholders elected directors, approved the Management Incentive Plan for Covered Officers and the Supplemental Stock Purchase and Tax Savings Plan and Trust, and ratified the appointment of Deloitte & Touched LLP as Huntington’s independent registered public accounting firm for 2011. In addition, the non-binding advisory vote on the compensation of executives received the approval of 92% of the votes cast on the matter. The advisory, non-binding recommendation on the frequency of future advisory votes on executive compensation received a majority vote for a one-year frequency.

I am pleased to report that the mood was positive with recognition given for the progress we have made to date. As you would expect, the dividend was a key topic of conversation at the meeting.

In closing, I want to thank you for again allowing me the opportunity to share these views with you.

Sincerely,

Important Notice: This letter is a high level review and discussion of recent performance and activities. For a full discussion, investors should refer to the 4/20/11
Earnings Press Release, Quarterly Performance Discussion, and Quarterly Financial Review
documents and other SEC Filings sections found on the Investor Relations page of the company’s web site (www.huntington.com). For questions please contact Investor Relations
(614) 480-5676.

Forward-looking Statement

This document contains certain forward-looking statements, including certain plans, expectations, goals, projections, and statements, which are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: (1) worsening of credit quality performance due to a number of factors such as the underlying value of the collateral could prove less valuable than otherwise assumed and assumed cash flows may be worse than expected; (2) changes in economic conditions; (3) movements in interest rates; (4) competitive pressures on product pricing and services; (5) success, impact, and timing of our business strategies, including market acceptance of any new products or services introduced to implement our “Fair Play” banking philosophy; (6) changes in accounting policies and principles and the accuracy of our assumptions and estimates used to prepare our financial statements; (7) extended disruption of vital infrastructure; (8) the final outcome of significant litigation; and (9) the nature, extent, and timing of governmental actions and reforms, including the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as future regulations which will be adopted by the relevant regulatory agencies, including the Consumer Financial Protection Bureau (CFPB), to implement the Act’s provisions. Additional factors that could cause results to differ materially from those described above can be found in Huntington’s 2010 Annual Report on Form 10-K, and documents subsequently filed by Huntington with the Securities and Exchange Commission. All forward-looking statements included in this document are based on information available at the time of the release. Huntington assumes no obligation to update any forward-looking statement.